Exhibit 99.1

NEWS RELEASE Investor Contact: Brian Klaus, Senior Vice President, Investor Relations 920-491-7059 Media Contact: Cliff Bowers, Senior Vice President, Director of Public Relations 920-491-7542

Associated Banc-Corp Announces Transfer Listing to NYSE

GREEN BAY, Wis. –– December 10, 2014 –– Associated Banc-Corp (NASDAQ: ASBC) (“Associated” or “Company”) today announced the pending transfer of the listing of its common stock from the NASDAQ Global Select Market (“NASDAQ”) to the New York Stock Exchange (“NYSE”).  The Company expects to begin trading on the NYSE on December 23, 2014, under the new ticker symbol “ASB”.  Until the transfer is complete, the Company’s common stock will continue to trade under the ticker symbol “ASBC” on NASDAQ.  The Company also expects its warrants, expiring November 21, 2018, to begin trading on the NYSE MKT under the new ticker symbol “ASB WS” on December 23, 2014. Until the transfer is complete, the Company’s warrants will continue to trade under the ticker symbol “ASBCW” on NASDAQ.

 “We are pleased to join many of the top U.S. banks which currently trade on the NYSE,” said Associated’s President and CEO Philip B. Flynn.  “We look forward to the NYSE providing us support and visibility for our existing and prospective shareholders.”

Scott Cutler, Executive Vice President and Head of Global Listings NYSE commented: “We look forward to Associated joining the NYSE community. Here, Associated will benefit from the unique NYSE platform, which combines leading technology with the human participation of designated market makers.”

In celebration of the transfer, representatives from Associated will ring the NYSE Opening Bell® at 9:30 a.m. ET on February 24, 2015.

ABOUT ASSOCIATED BANC-CORP

Associated Banc-Corp (NASDAQ: ASBC) has total assets of $26 billion and is one of the top 50, publicly traded, U.S. bank holding companies. Headquartered in Green Bay, Wis., Associated is a leading Midwest banking franchise, offering a full range of financial products and services in over 200 banking locations serving more than 100 communities throughout Wisconsin, Illinois and Minnesota, and commercial financial services in Indiana, Michigan, Missouri, Ohio and Texas. Associated Bank, N.A. is an Equal Housing Lender, Equal Opportunity Lender and Member FDIC. More information about Associated Banc-Corp is available at www.associatedbank.com.

FORWARD LOOKING STATEMENTS

Statements made in this document which are not purely historical are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995.  This includes any statements regarding management’s plans, objectives, or goals for future operations, products or services, and forecasts of its revenues, earnings or other measures of performance.  Such forward-looking statements may be identified by the use of words such as “believe”, “expect”, “anticipate”, “plan”, “estimate”, “should”, “will”, “intend”, “outlook”, or similar expressions.  Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties.  Actual results may differ materially from those contained in the forward-looking statements.  Factors which may cause actual results to differ materially from those contained in such forward-looking statements include those identified in the company’s most recent Form 10-K and subsequent SEC filings.  Such factors are incorporated herein by reference.

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